Exhibit A

December 7, 2017

Ryan Moore

2500 E Hallandale Beach Blvd, Ste 404

Hallandale Beach, FL 33009

Re: Officer Letter

Dear Mr. Moore:

Fraud Protection Network, Inc., a Florida corporation (the "Company" ), is pleased to offer you a position as its Chief Operating Officer ("COO"). We are very impressed with your credentials and we look forward to your future success in this role.

Should you choose to accept this position , this letter shall constitute an agreement ("Agreement") between you and the Company and contains all the terms and conditions relating to the services (the "Services") you are to provide.

1. Term. This Agreement shall have an initial term (the "Term") of one (1) year, beginning on December 7, 2017. This agreement shall automatically renew for one (1) year periods unless either party terminates this Agreement within thirty (30) days prior to the end of the Term.

2.     Services. You shall render the Services on a full-time basis as the Chief Operating Officer of the Company. You shall provide the Services at the direction and supervision of the Company's, President and Chief Executive Officer, Edward Margolin. You agree to perform the Services in accordance with highest professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder. The services described in this Section shall hereinafter be referred to as your " Duties."

3.    Services for Others. You may represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company. Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient information to allow it to determine whether the performance of such services would conflict with areas of interest to the Company.

4.      Compensation. You shall receive cash compensation of $91,000 for each calendar year of service under this Agreement payable weekly in arrears. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person) subject to written pre-approval by the Company.

5.   Share Grant. For each calendar year of service, you will be granted seven thousand five hundred (7,500) common shares (the "Shares") of the Company (each a "Share Grant"). Each Share Grant shall be delivered in arrears with the first delivery of the Shares being December 7, 2018. Each Share Grant will deliver to you by January 30 of each year. The date of delivery of each Grant to you shall be deemed the vesting date of each Grant. You may sell your shares at your discretion upon receipt with no further action by the Company.

6.   No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. You hereby represent and agree as follows:

7.1.   Definition. For purposes of this Agreement, the term "Confidential Information" means:

a. Any information that the Company possesses that has been created, discovered , or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged ; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c.     By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products , processes, software, hardware, inventions , formulas , designs, discoveries, concepts, ideas, improvements, techniques, research, development and test results, materials, methods, formulae, processes, operating, apparatus, devices, systems, flow charts, sketches, photographs, plans, drawings, specifications, proprietary in formation, know-how, trade secrets, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements, computer programs or software, samples, studies, findings, data, reports, projections, manufacturing specifications and methods, testing specifications and methods, pricing in formation, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship (whether or not protected under copyright laws), in formation, algorithms, procedures, notes, summaries, descriptions and development results related to any of the foregoing.

7.2.       Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b.    Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge is documented.

7.3.     Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined herein.

7.4.           No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section shall survive termination of this Agreement. You agree that for a period of five (5) years after execution hereof, you shall not, directly or indirectly, in any communication with any person or entity, including any actual or potential employee, customer, consultant, independent contractor, investor, lender, service provider or supplier of each other, or any third party media outlet, make any derogatory, disparaging, critical or negative statements - orally, written, or otherwise - against or concerning the Company, its Directors, officers, or affiliates (or any of their respective Directors, officers, agents, employees, or contractors).

7.5 Cooperation. You agree that for a period of five (5) years, you will cooperate with all informational requests from the Company which pertain to the Services, without limitation.

8.       Termination and Resignation. You may be terminated for any or no reason and your employment is at will. You may also terminate this Agreement for any or no reason by delivering your written notice of resignation to the Company ("Resignation"), and such Resignation shall be effective upon its acceptance by the Company's Board, provided, however, that if the Board has not acted on such written notice within thirty (30) days from its date of delivery, then your Resignation shall upon the thirtieth (30th) day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation earned through the period that you provide the Services. Any undelivered Grants or unvested Shares shall be null and void upon termination of this Agreement.

9.      Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in the State of Florida. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in Florida for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum and right to a jury.

10.   Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Agreement has been executed and delivered by the undersigned and is made effective as of the date first written above.

Sincerely,

Fraud Protection Network, Inc.

Name: Edward Margolin

Title: Chief Executive Officer & President

Agreed and Accepted: